Exhibit 4.1
CERTIFICATE OF DESIGNATION
OF
6.50% SERIES I CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK
OF
HEALTH CARE REIT, INC.
PURSUANT TO SECTION 151 OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
     The undersigned duly authorized officer of Health Care REIT, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Second Restated Certificate of Incorporation of the Corporation (as such may be amended from time to time, the “Certificate of Incorporation”) and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Pricing Committee of the Board, acting by unanimous written consent effective as of March 1, 2011 pursuant to authority delegated to it by the Board by resolutions adopted and effective as of February 25, 2011, adopted a resolution (i) authorizing a new series of the Corporation’s previously authorized preferred stock, $1.00 par value per share (the “Preferred Stock”), and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 14,375,000 shares of 6.50% Series I Cumulative Convertible Perpetual Preferred Stock of the Corporation, as follows:
     RESOLVED, that the Corporation is authorized to issue 14,375,000 shares of 6.50% Series I Cumulative Convertible Perpetual Preferred Stock, $1.00 par value per share, which shall have the following powers, designations, preferences and other special rights:
     Section 1. Designation and Amount. The shares of such series shall be designated as “6.50% Series I Cumulative Convertible Perpetual Preferred Stock” (the “Series I Preferred Stock”) and the number of shares constituting such series shall be Fourteen Million Three Hundred Seventy-Five Thousand (14,375,000).
     Section 2. Maturity. The Series I Preferred Stock shall have no stated maturity and will not be subject to any sinking fund or mandatory redemption.
     Section 3. Rank. The Series I Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation, rank (i) senior to all classes of the Corporation’s common stock and each other class of the Corporation’s capital stock and series of Preferred Stock established after the original issue date of the Series I Preferred Stock (the “Issue Date”), the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series I Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation (collectively, the

“Junior Stock”); (ii) on a parity, in all respects, with the Corporation’s outstanding 7 7/8% Series D Cumulative Redeemable Preferred Stock (the “Series D Preferred Stock”), 7 5/8% Series F Cumulative Redeemable Preferred Stock (the “Series F Preferred Stock”) and 6% Series H Cumulative Convertible and Redeemable Preferred Stock (the “Series H Preferred Stock”) and any class of capital stock or series of preferred stock established after the Issue Date in compliance with Section 10 of this Certificate of Designation, the terms of which expressly provide that such class or series will rank on a parity with the Series I Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation (collectively, the “Parity Stock”), and (iii) junior to each class of capital stock or series of preferred stock established after the Issue Date in compliance with Section 10 of this Certificate of Designation, the terms of which expressly provide that such class or series will rank senior to the Series I Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation (collectively, the “Senior Stock”).
     Section 4. Definitions. As used herein, the following terms shall have the following meanings:
     (A) “Accrued Dividends” shall mean, with respect to any share of Series I Preferred Stock, as of any date, the accrued and unpaid dividends on such share (whether or not declared) from, and including, the most recent Dividend Payment Date (or the Issue Date, if such date is prior to the first Dividend Payment Date) to, but not including, such date.
     (B) “Accumulated Dividends” means, with respect to any share of the Series I Preferred Stock, as of any date, the aggregate accumulated and unpaid dividends, if any, on such share (whether or not declared) from the Issue Date until the most recent Dividend Payment Date on or prior to such date.
     (C) “Additional Shares” has the meaning given to such term in Section 12(A).
     (D) “Beneficial Owner” means a Person who has beneficial ownership as determined in accordance with Rule 13d-3 promulgated by the Securities Exchange Commission under the Exchange Act, except that a Person will be deemed to own any securities that such Person has a right to acquire, whether such right is exercisable immediately or only after the passage of time.
     (E) “Board” has the meaning given to such term in the Preamble.
     (F) “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to close.
     (G) “By-laws” shall mean the By-laws of the Corporation, as amended from time to time.
     (H) “Cap Conversion Rate” has the meaning given to such term in Section 12(C)(ii).
     (I) “Cap Price” has the meaning given to such term in Section 12(D)(ii).
     (J) “Capital Gains Amount” has the meaning given to such term in Section 5(E).

     (K) “Certificated Series I Preferred Stock” has the meaning given to such term in Section 15(A)(v).
     (L) “Certificate of Designation” means this certificate of designation for the Series I Preferred Stock, as such may be amended from time to time.
     (M) “Certificate of Incorporation” has the meaning given to such term in the Preamble.
     (N) “Closing Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the NYSE or, if the Common Stock is not listed on the NYSE, on the principal other national securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed, the Closing Sale Price will be an amount determined in good faith by the Board to be the fair value of the Common Stock.
     (O) “Code” has the meaning given to such term in Section 5(E).
     (P) “Common Stock” means the shares of common stock, par value $1.00 per share, of the Corporation or any other capital stock of the Corporation into which such Common Stock shall be reclassified or changed.
     (Q) “Continuing Directors” means: (i) individuals who on the Issue Date constituted the Board or (ii) any new directors whose election to the Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by at least a majority of the Corporation’s directors then in office (or a duly constituted committee thereof) who were either directors on the Issue Date or whose election or nomination for election was previously so approved.
     (R) “Conversion Date” means, with respect to a conversion, the date on which a Holder has complied with all of the procedures set forth in Section 7(B) to effect such conversion.
     (S) “Conversion Price” means, at any particular time, the Liquidation Preference for a share of the Series I Preferred Stock divided by the Conversion Rate in effect at such time.
     (T) “Conversion Rate” means 0.8460 shares of Common Stock per share of Series I Preferred Stock, subject to adjustment as set forth in Section 7.
     (U) “Corporation” has the meaning given to such term in the Preamble.
     (V) “Daily VWAP” means the average of the per share volume-weighted average prices of the Common Stock for each day, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “HCN.UN <Equity> AQR (NYSE VWAP)” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on each such Trading Day (or if such volume-weighted average price is unavailable on any such day, the Closing Sale Price shall be used for such day). The per share volume-weighted average price on each such day will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.
     (W) “Dividend Parity Stock” means all classes or series of capital stock of the Corporation ranking on a parity with the Series I Preferred Stock as to dividends.
     (X) “Dividend Payment Date” has the meaning given to such term in Section 5(B).
     (Y) “Dividend Record Date” has the meaning given to such term in Section 5(B).
     (Z) “DTC” or “Depository” shall mean The Depository Trust Company, or any successor depository.
     (AA) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (BB) “Ex-Date” means the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question from the Corporation or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.
     (CC) “Extraordinary Transaction” has the meaning given to such term in Section 10(F).
     (DD) “Floor Price” has the meaning given to such term in Section 12(D)(iii).
     (EE) “Fundamental Change” means the occurrence of any of the following:
     (i) any Person is or becomes the “Beneficial Owner,” directly or indirectly, through a purchase, merger or other transaction, of 50% or more of the total voting power of all classes of the Corporation’s Voting Stock;
     (ii) the Corporation consolidates with, or merges with or into, another Person or any Person consolidates with or merges with or into the Corporation, or the Corporation conveys, transfers, leases or otherwise disposes of all or substantially all of its assets or all or substantially all of the assets of the Corporation and its subsidiaries on a consolidated basis to any Person (whether in one transaction or a series of related transactions), other than:
(a) any transaction pursuant to which the holders of the Corporation’s Voting Stock immediately prior to the transaction collectively have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all classes of the Corporation’s Voting Stock of the continuing or surviving Person immediately after the transaction; or
(b) any merger solely for the purpose of changing the Corporation’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of the Common Stock solely into shares of common stock of the surviving entity;
     (iii) the first day on which a majority of the members of the Board does not consist of “Continuing Directors”;
     (iv) the approval of a plan of liquidation or dissolution for the Corporation; or
     (v) the Common Stock’s ceasing to be listed on a national securities exchange;
provided, however, that notwithstanding the foregoing, a Fundamental Change will be deemed not to have occurred in the case of a merger or consolidation if (i) at least 90% of the consideration for the Common Stock (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of common stock of a corporation or other entity organized and existing under the laws of the United States or any state thereof and traded on a national securities exchange (or which will be so traded when issued or exchanged in connection with such transaction) (“Publicly Traded Common Stock”) and (ii) as a result of such transaction or transactions, the shares of Series I Preferred Stock become convertible into such Publicly Traded Common Stock.
     (FF) “Fundamental Change Notice” has the meaning given to such term in Section 11(A).
     (GG) “Fundamental Change Effective Date” shall mean the date on which a Fundamental Change event occurs.
     (HH) “Fundamental Change Expiration Date” has the meaning given to such term in Section 11(B).
     (II) “Global Series I Preferred Stock” has the meaning given to such term in Section 15(A)(ii).
     (JJ) “Holder” means a holder of record of the Series I Preferred Stock.
     (KK) “Issue Date” has the meaning given to such term in Section 3.
     (LL) “Junior Stock” has the meaning given to such term in Section 3.
     (MM) “Liquidation Preference” shall mean, with respect to each share of Series I Preferred Stock, $50.00.
     (NN) “Make-Whole Premium” has the meaning given to such term in Section 12(A).
     (OO) “Mandatory Conversion Date” has the meaning given to such term in Section 8(B).
     (PP) “Market Disruption Event” means (1) a failure by the NYSE or, if the Common Stock is not listed on the NYSE, the principal U.S. national securities exchange on which the

Common Stock is listed or, if the Common Stock is not listed on a national securities exchange, on the principal other market on which the Common Stock is then traded, to open for trading during its regular trading session or (2) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Trading Day for the Common Stock of an aggregate one-half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock.
     (QQ) “Market Value” means the average of the Daily VWAP of the Common Stock for each day during a 10 consecutive Trading Day period ending immediately prior to the date of determination.
     (RR) “NYSE” means the New York Stock Exchange.
     (SS) “Officer” shall mean the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Corporation.
     (TT) “Officers’ Certificate” shall mean a certificate signed by two Officers.
     (UU) “Parity Stock” has the meaning given to such term in Section 3.
     (VV) “Parity Voting Preferred” means all series of preferred stock of the Corporation ranking on a parity with the Series I Preferred Stock as to dividends or upon liquidation upon which voting rights equivalent to those in Section 10 have been conferred and are exercisable.
     (WW) “Person” means any person, including without limitation any syndicate or group, that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act and the rules of the Securities and Exchange Commission thereunder.
     (XX) “Preferred Stock” has the meaning given to such term in the Preamble.
     (YY) “Preferred Stock Directors” has the meaning given to such term in Section 10(B).
     (ZZ) “Reference Dividend” has the meaning given to such term in Section 7(D)(iv).
     (AAA) “Reference Property” has the meaning given to such term in Section 7(H).
     (BBB) “REIT” has the meaning given to such term in Section 5(F).
     (CCC) “Senior Stock” has the meaning given to such term in Section 3.
     (DDD) “Series D Preferred Stock” has the meaning given to such term in Section 3.
     (EEE) “Series F Preferred Stock” has the meaning given to such term in Section 3.
     (FFF) “Series H Preferred Stock” has the meaning given to such term in Section 3.
     (GGG) “Series I Preferred Stock” has the meaning given to such term in Section 1.

     (HHH) “Spin-Off” has the meaning given to such term in Section 7(D)(iii).
     (III) “Stock Price” means, in connection with a transaction that constitutes a Fundamental Change: (i) the cash amount paid per share of Common Stock if the holders of Common Stock receive only cash in such transaction; or (ii) in any other situation, the average Closing Sale Prices of the Common Stock on the five Trading Days prior to, but not including, the Fundamental Change Effective Date in respect of such Fundamental Change.
     (JJJ) “Total Dividends” has the meaning given to such term in Section 5(E).
     (KKK) “Trading Day” means a day during which (i) trading in securities generally occurs on the NYSE or, if the Common Stock is not listed on the NYSE, on the other principal national securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national securities exchange, on the principal other market on which the Common Stock is then traded and (ii) there is no Market Disruption Event. A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system. If the Common Stock is not so listed or traded, “Trading Day” means a Business Day.
     (LLL) “Transaction” has the meaning given to such term in Section 7(H).
     (MMM) “Transfer Agent” means Mellon Investor Services LLC, acting as the Corporation’s duly appointed transfer agent, registrar, conversion agent and dividend disbursing agent for the Series I Preferred Stock. The Corporation may, in its sole discretion, remove the Transfer Agent with 10 days’ prior notice to the Transfer Agent; provided that the Corporation shall appoint a successor Transfer Agent which shall accept such appointment prior to the effectiveness of such removal.
     (NNN) “Trigger Event” has the meaning given to such term in Section 7(D)(vi).
     (OOO) “Voting Stock” with respect to any person means the capital stock of such person that is at the time entitled, without regard to the occurrence of any contingency, to vote in the election of the board of directors (or comparable governing body of such person).
     Section 5. Dividends.
     (A) The Holders of shares of the Series I Preferred Stock are entitled to receive, when, as and if declared by the Board (or a duly authorized committee thereof), out of funds of the Corporation legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 6.50% of the Liquidation Preference per annum per share (equivalent to $3.25 per share per annum).
     (B) Dividends on the Series I Preferred Stock shall be cumulative from the most recent date to which dividends have been paid, or if no dividends have been paid, from the Issue Date and shall be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year or, if not a Business Day, the next succeeding Business Day commencing July 15, 2011 (each, a “Dividend Payment Date”). Any dividend payable on the Series I Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to Holders as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the last day of the calendar month first preceding the applicable Dividend Payment Date (each, a “Dividend Record Date”).
     (C) No dividends on shares of the Series I Preferred Stock shall be declared by the Board or paid or set apart for payment by the Corporation if such declaration or payment is restricted or prohibited by law.
     (D) Notwithstanding the foregoing Section 5(C), dividends on the Series I Preferred Stock will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series I Preferred Stock will not bear interest and Holders will not be entitled to any dividends in excess of the full cumulative dividends described above. Any dividend payment made on the Series I Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares that remains payable.
     (E) If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the “Code”)) any portion (the “Capital Gains Amount”) of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of stock (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to the Holders shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the Holders for the year bears to the Total Dividends. The Corporation will make a similar allocation for each taxable year with respect to any undistributed long-term capital gains of the Corporation that are to be included in its stockholders’ long-term capital gains, based on the allocation of the Capital Gains Amount that would have resulted if such undistributed long-term capital gains had been distributed as “capital gains dividends” by the Corporation to its stockholders.
     (F) No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock and cash in lieu of fractional shares) will be declared, made or paid or set apart for payment on any Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock), nor may any Parity Stock or Common Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by the Corporation or on its behalf (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)) unless full Accumulated Dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series I Preferred Stock and any Dividend Parity Stock for all dividend periods ending on or prior to the date of such declaration, payment, redemption, purchase or acquisition; provided, that the foregoing restriction will not limit the acquisition of shares of Common Stock solely to the extent necessary to preserve the Corporation’s qualification as a Real Estate Investment Trust (a “REIT”).

     (G) Notwithstanding the limitations of Section 5(F), when dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series I Preferred Stock and Dividend Parity Stock, all dividends declared upon the Series I Preferred Stock and Dividend Parity Stock may be declared pro rata so that the amount of dividends declared per share of Series I Preferred Stock and such Dividend Parity Stock shall in all cases bear to each other the same ratio that Accumulated Dividends per share on the Series I Preferred Stock and accumulated dividends on such other series of Dividend Parity Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Dividend Parity Stock does not have a cumulative dividend) bear to each other.
     (H) The Holders at the close of business on a Dividend Record Date shall be entitled to receive the dividend payment on those shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following that Dividend Record Date or the Corporation’s default in payment of the dividend due on that Dividend Payment Date. However, shares of Series I Preferred Stock surrendered for conversion at the option of a Holder pursuant to Section 7 during the period between the close of business on any Dividend Record Date and the close of business on the Business Day immediately preceding the applicable Dividend Payment Date must be accompanied by payment of an amount of cash equal to the dividend payable on such shares on that Dividend Payment Date. A Holder on a Dividend Record Date that surrenders (or whose transferee surrenders) any shares for conversion on the corresponding Dividend Payment Date shall receive the dividend payable by the Corporation on the Series I Preferred Stock on that date, and the converting Holder need not include payment in the amount of such dividend upon surrender of shares of the Series I Preferred Stock for conversion. Except as provided in Section 8 and Section 11, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon conversion.
     Section 6. Liquidation Preference.
     (A) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, the Holders shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its stockholders the Liquidation Preference, plus an amount equal to any Accumulated Dividends and Accrued Dividends to the date of payment, before any payment or distribution of assets is made to holders of the Junior Stock. Upon the payment in full of such liquidation preference and all such Accumulated Dividends and Accrued Dividends, the Holders will have no right or claim to any remaining assets of the Corporation.
     (B) If, upon any liquidation, dissolution or winding-up of the affairs of the Corporation, the assets of the Corporation available for distribution to the Holders shall be insufficient to permit payment in full to such Holders the sums that such Holders are entitled to receive in such case, then all of the assets available for distribution to the Holders shall be distributed among and paid to the Holders ratably in proportion to the respective amounts that would be payable to such Holders if such assets were sufficient to permit payment in full; provided that all such distributions and payments to the Holders shall be made on a pari passu basis with the holders of shares of the Parity Stock.

     (C) For the purposes of this Section 6, the consolidation or merger of the Corporation with or into any other corporation, or the voluntary sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding-up of the affairs of the Corporation.
     (D) The Corporation shall provide the Holders with notice of any event triggering the right to receive a distribution upon a liquidation, dissolution or winding up of the affairs of the Corporation not less than 30 calendar days nor more than 60 calendar days prior to the applicable distribution payment date.
     Section 7. Conversion.
     (A) Each Holder shall have the right, at any time, at its option, to convert, subject to the terms and provisions of this Section 7(A), any or all of such Holder’s shares of Series I Preferred Stock into such whole number of fully paid and nonassessable shares of Common Stock per share of converted Series I Preferred Stock as is equal, subject to Section 7(H), to the Conversion Rate in effect on the Conversion Date.
     (B) The conversion right of a Holder shall be exercised by the Holder by the surrender to the Corporation of the certificates representing shares to be converted at any time during usual business hours at its principal place of business or the offices of its duly appointed Transfer Agent to be maintained by it, accompanied by (i) written notice to the Corporation in the form of Exhibit B hereto that the Holder elects to convert all or a portion of the shares of Series I Preferred Stock represented by such certificate and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued, (ii) (if so required by the Corporation or its duly appointed Transfer Agent) a written instrument or instruments of transfer and endorsements in form reasonably satisfactory to the Corporation or its duly appointed Transfer Agent duly executed by the Holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 7(J), (iii) funds for the payment of any stock transfer, documentary, stamp or similar taxes not payable by the Corporation and (iv) any payment required pursuant to Section 5(H). The Corporation will deliver a stock certificate or certificates representing the shares of Common Stock delivered in connection with a conversion, together with, if applicable, any payment of cash dividends and cash in lieu of fractional shares, to the Holder, or in the case of Series I Preferred Stock held in global certificates, the Transfer Agent will deliver the shares of Common Stock by a book-entry transfer through DTC. Such delivery will be made as promptly as practicable, but in no event later than three Business Days following the Conversion Date.
     (C) As of the close of business on the Conversion Date with respect to a conversion, a converting Holder shall be deemed to be the holder of record of Common Stock issuable upon conversion of such Holder’s Series I Preferred Stock notwithstanding that the share register of the Corporation shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such Holder. On the Conversion Date, all rights with respect to the shares of Series I Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except only the rights of the Holders thereof to (i) receive the number of whole shares of Common Stock into which such shares of Series I Preferred Stock have been converted (with such adjustment or cash payment for fractional shares as the Corporation may elect pursuant to Section 14); (ii) receive a Make-Whole Premium or any other shares of Common Stock or other consideration, if any, payable upon a Fundamental Change, in accordance with Section 11 and Section 12; (iii) receive Reference Property, if any, issuable pursuant to Section 7(H) in lieu of Common Stock upon conversion; and (iv) exercise the rights to which they are thereafter entitled as holders of Common Stock and/or any other property receivable by the Holder upon such conversion. Prior to the close of business on the Conversion Date, the shares of Common Stock issuable upon conversion of the Series I Preferred Stock will not be deemed to be outstanding for any purpose and the Holders will have no rights with respect to such Common Stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding shares of the Series I Preferred Stock.
     (D) The Conversion Rate shall be subject to the following adjustments (except as provided in Section 7(E)), without duplication:
     (i) If the Corporation issues shares of Common Stock as a dividend or distribution on shares of Common Stock, or if the Corporation effects a share split or share combination, the Conversion Rate will be adjusted based on the following formula:
     where,
          CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;
          CR1 = the Conversion Rate in effect immediately after the open of business on the Ex-Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;
          OS0 = the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be; and
          OS1 = the number of shares of Common Stock outstanding immediately after such dividend or distribution, or such share split or share combination, as the case may be.
     Any adjustment made under this Section 7(D)(i) shall become effective immediately after the open of business on the Ex-Date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination. If any dividend or distribution of the type described in this Section 7(D)(i) is declared but not so paid or made, or any share split or combination of the type described in this Section 7(D)(i) is announced but the outstanding shares of Common Stock are not split or combined, as the case may be, the Conversion Rate shall be immediately readjusted, effective as of the date the Board determines not to pay such dividend or distribution, or not to split or combine the outstanding shares of

Common Stock, as the case may be, to the Conversion Rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.
     (ii) If the Corporation distributes to all or substantially all holders of its Common Stock any rights, options or warrants entitling them, for a period expiring not more than 60 days immediately following the record date of such distribution, to purchase or subscribe for shares of Common Stock at a price per share less than the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution, the Conversion Rate will be increased based on the following formula:
     where,
          CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Date for such distribution;
          CR1 = the Conversion Rate in effect immediately after the open of business on the Ex-Date for such distribution;
          OS0 = the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Date for such distribution;
          X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and
          Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution.
     Any increase made under this Section 7(D)(ii) will be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the Ex-Date for such distribution. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such Ex-Date for such distribution had not occurred.
     In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such average of the Daily VWAP for the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution, and in determining the aggregate offering price of such shares of the

Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board in its good faith judgment.
     (iii) If the Corporation distributes shares of its capital stock, evidences of its indebtedness or other assets, securities or property, to all or substantially all holders of Common Stock, excluding: (A) dividends or distributions referred to in Sections 7(D)(i) and 7(D)(ii); (B) Spin-Offs to which the provisions set forth in the latter portion of this Section 7(D)(iii) shall apply; and (C) dividends or distributions paid exclusively in cash referred to in Section 7(D)(iv), then the Conversion Rate will be increased based on the following formula:
     where,
          CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Date for such distribution;
          CR1 = the Conversion Rate in effect immediately after the open of business on the Ex-Date for such distribution;
          SP0 = the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution; and
          FMV = the fair market value (as determined by the Board in its good faith judgment) of the shares of capital stock, evidences of indebtedness, assets, securities or property distributable with respect to each outstanding share of Common Stock on the Ex-Date for such distribution.
     If ''FMV’’ (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each Holder shall receive in respect of each share of the Series I Preferred Stock owned by it, at the same time and upon the same terms as holders of the Common Stock, the amount and kind of the Corporation’s capital stock, evidences of indebtedness, other assets, securities or property that such Holder would have received as if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Ex-Date for the distribution.
     Any increase made under the foregoing portion of this Section 7(D)(iii) will become effective immediately after the open of business on the Ex-Date for such distribution.
     With respect to an adjustment made pursuant to this Section 7(D)(iii) where there has been a payment of a dividend or other distribution on the Common Stock or capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit where such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the spin-off) on a national securities exchange (a “Spin-Off”), the Conversion Rate in effect immediately before 5:00 p.m. (New York City time) on the tenth Trading Day immediately following, and including, the Ex-Date for the Spin-Off will be increased based on the following formula:
     where,
          CR0 = the Conversion Rate in effect immediately prior to the close of business on the tenth Trading Day immediately following, and including, the Ex-Date for the Spin-Off;
          CR1 = the Conversion Rate in effect immediately after the close of business on the tenth Trading Day immediately following, and including, the Ex-Date for the Spin-Off;
          FMV = the average of the volume-weighted average sale prices of the capital stock or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off; and
          MP0 = the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off.
     The adjustment to the Conversion Rate under the preceding paragraph will occur at the close of business on the tenth Trading Day immediately following, and including, the Ex-Date for the Spin-Off; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days following, and including, the effective date of any Spin-Off, references within the portion of this Section 7(D)(iii) related to Spin-Offs to 10 consecutive Trading Days shall be deemed replaced with such lesser number of consecutive Trading Days as have elapsed between the effective date of such Spin-Off and the relevant Conversion Date.
     If the dividend or distribution described in this Section 7(D)(iii) is declared but not so paid or made, the new Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
     (iv) If any cash dividend or distribution is made to all or substantially all holders of the Common Stock (excluding any dividend or distribution in connection with the liquidation, dissolution or winding-up of the affairs of the Corporation) during any quarterly fiscal period of the Corporation in an aggregate amount that, together with other cash dividends or distributions made during such quarterly fiscal period, exceeds the product of $0.715 (the “Reference Dividend”), multiplied by the number of shares of Common Stock outstanding on the record date for such distributions, the Conversion Rate will be increased based on the following formula:

     where,
          CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution;
          CR1 = the Conversion Rate in effect immediately after the open of business on the Ex-Date for such dividend or distribution;
          SP0 = the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading Day period immediately preceding the Ex-Date for such dividend or distribution; and
          C = the amount in cash per share of Common Stock distributed to holders of the Common Stock that exceeds the Reference Dividend.
     Such increase shall become effective immediately after the open of business on the Ex-Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
     Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder shall receive in respect of each share of Series I Preferred Stock owned by it, at the same time as the holders of Common Stock receive the applicable dividend or other distribution, an amount of cash equal to C multiplied by the number of shares of Common Stock equal to the Conversion Rate in effect on the Ex-Date for such cash dividend or distribution.
     The Reference Dividend shall be adjusted in a manner inversely proportional to adjustments made to the Conversion Rate; provided that no adjustment will be made to the Reference Dividend amount for any adjustment made to the Conversion Rate under this Section 7(D)(iv).
     Notwithstanding the foregoing, if an adjustment is required to be made under this Section 7(D)(iv) as a result of a distribution that is not a regular quarterly dividend, the Reference Dividend amount will be deemed to be zero.
     (v) If the Corporation or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for Common Stock, if the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate will be increased based on the following formula:

     where,
          CR0 = the Conversion Rate in effect immediately prior to the close of business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;
          CR1 = the Conversion Rate in effect immediately after the close of business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;
          AC = the aggregate value of all cash and any other consideration (as determined in good faith by the Board) paid or payable for shares purchased in such tender or exchange offer;
          OS0 = the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires;
          OS1 = the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer and excluding fractional shares); and
          SP1 = the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.
     The increase to the Conversion Rate under this Section 7(D)(v) will occur at the close of business on the tenth Trading Day immediately following, but excluding, the date such tender or exchange offer expires; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days immediately following, but excluding, the date that any such tender or exchange offer expires, references within this Section 7(D)(v) to 10 consecutive Trading Days shall be deemed replaced with such lesser number of consecutive Trading Days as have elapsed between the date such tender or exchange offer expires and the relevant conversion date.
     (vi) If the Corporation issues rights, options or warrants that are only exercisable upon the occurrence of certain triggering events (each a “Trigger Event”), then the Conversion Rate will not be adjusted pursuant to Section 7(D)(ii) or Section 7(D)(iii), as applicable, until the earliest Trigger Event occurs, and the Conversion Rate shall be readjusted to the extent any of these rights, options or warrants are not exercised before they expire.
     (vii) Notwithstanding anything in this Section 7(D) to the contrary, if a Conversion Rate adjustment becomes effective pursuant to the any of the foregoing clauses (i), (ii), (iii), (iv) or (v) of this Section 7(D) on any Ex-Date as described above, and a Holder that converts its Series I Preferred Stock on or after such Ex-Date and on or prior to the related record date would be treated as the record holder of shares of Common Stock as of the related Conversion Date set forth in Section 7(B) based on an adjusted Conversion Rate for such Ex-Date, then, notwithstanding the foregoing Conversion Rate adjustment provisions, the Conversion Rate adjustment relating to such Ex-Date will not be made for such converting Holder. Instead, such Holder will be treated as if such Holder were the record owner of the shares of Common Stock on an un-adjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.
     (viii) Notwithstanding anything in this Section 7(D) to the contrary, no adjustment under this Section 7(D) need be made to the Conversion Rate unless such adjustment would require an increase or decrease of at least 1% of the Conversion Rate then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Rate; provided that on the date of an optional conversion (including any conversion in connection with a Fundamental Change) or the date of a mandatory conversion pursuant to Section 8, adjustments to the Conversion Rate will be made with respect to any such adjustment carried forward that has not been taken into account before such date. In addition, at the end of each fiscal year, beginning with the fiscal year ending December 31, 2011, the Conversion Rate shall be adjusted to give effect to any adjustment or adjustments so carried forward, and such adjustments will no longer be carried forward and taken into account in any subsequent adjustment. Adjustments to the Conversion Rate will be calculated to the nearest 1/10,000th of a share.
     (ix) To the extent permitted by law and the continued listing requirements of the NYSE, the Corporation may, from time to time, increase the Conversion Rate by any amount for a period of at least 20 Business Days or any longer period permitted or required by law, so long as the increase is irrevocable during that period and the Board determines that the increase is in the Corporation’s best interests. The Corporation will mail a notice of the increase to registered Holders at least 15 calendar days before the day the increase commences. In addition, the Corporation may, but is not obligated to, increase the Conversion Rate as it determines to be advisable in order to avoid or diminish taxes to recipients of certain distributions.
     (x) To the extent that the Corporation has a stockholder rights plan or agreement (i.e., a “poison pill”) in effect upon conversion of the Series I Preferred Stock, the Holders will receive, upon a conversion of such shares of Series I Preferred Stock, in addition to Common Stock, rights under the stockholder rights plan or agreement with respect to the Common Stock received upon conversion unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from the shares of Common Stock. If the rights provided for in any rights plan or agreement that the Board has adopted have separated from the shares of Common Stock in accordance with the provisions of the applicable stockholder rights plan or agreement so that the Holders would not be entitled to receive any rights in respect of the shares of Common Stock that the Corporation delivers upon conversion of the Series I Preferred Stock, the Conversion Rate will be adjusted at the time of separation as if the Corporation had distributed to all holders of Common Stock evidences of indebtedness or other assets or property pursuant to Section 7(D)(iii), subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

     (E) Notwithstanding anything to the contrary in Section 7(D), no adjustment to the Conversion Rate shall be made with respect to any transaction described in Section 7(D) (other than for share splits or share combinations) if the Corporation makes provision for each Holder to participate in the transaction, at the same time as holders of the Common Stock participate, without conversion, as if such Holder held a number of shares of Common Stock in respect of each share of Series I Preferred Stock held by such Holder equal to the Conversion Rate in effect on the Ex-Date or effective date.
     (F) The Conversion Rate will not be adjusted: (i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities; (ii) upon the issuance of any shares of Common Stock, restricted stock or restricted stock units, nonqualified stock options, incentive stock options or any other options or rights (including stock appreciation rights) to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Corporation or any of its subsidiaries; (iii) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described above in clause (ii) of this Section 7(F) and outstanding as of the Issue Date; (iv) for Accrued Dividends, if any; (v) for Accumulated Dividends, if any; (vi) upon the repurchase of any shares of Common Stock pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer; or (vii) for a change in the par value of shares of the Common Stock.
     (G) The Corporation shall not take any action that would require an adjustment to the Conversion Rate such that the Conversion Price, as adjusted to give effect to such action, would be less than the then applicable par value per share of the Common Stock, except that the Corporation may undertake a share split or similar event if such share split results in a corresponding reduction in the par value per share of the Common Stock such that the as-adjusted new Conversion Price per share would not be below the new as-adjusted par value per share of the Common Stock following such share split or similar transaction and the Conversion Rate is adjusted as provided under Section 7(D)(i) and any other provision of Section 7(D). The Corporation also shall not take any action that would result in an adjustment to the Conversion Rate in a manner that does not comply with any applicable stockholder approval rules of the NYSE or any other stock exchange on which the Common Stock is listed at the relevant time.
     (H) In the case of any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision, combination or reclassification described in Section 7(D)(i)), a consolidation, merger or combination involving the Corporation, a sale, lease or other transfer to a third party of all or substantially all of the assets of the Corporation (or the Corporation and its subsidiaries on a consolidated basis), or any statutory share exchange, in each case as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any of the foregoing, a “Transaction”), then, at the effective time of the Transaction, the right to convert each share of Series I Preferred Stock will be changed into a right to convert such Series I Preferred Stock into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) (the “Reference Property”) that a Holder would have received in respect of the Common Stock issuable upon conversion of such shares of the Series I Preferred Stock immediately prior to such Transaction. If a Transaction also constitutes a Fundamental Change, a Holder who converts its shares of Series I Preferred Stock in connection with such Fundamental Change will, if applicable, also be entitled to receive additional shares of Common Stock in connection with such conversion as described in Section 11, in which case the converting Holder would also receive Reference Property in lieu of such additional shares of Common Stock. In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in the Transaction, the Corporation shall make adequate provision whereby the Holders shall have a reasonable opportunity to determine the form of consideration into which all of the shares of the Series I Preferred Stock, treated as a single class, shall be convertible from and after the effective date of the Transaction. Such determination shall be based on the weighted average of elections made by the Holders who participate in such determination, shall be subject to any limitations to which all holders of Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in the Transaction, and shall be conducted in such a manner as to be completed by the date which is the earliest of (a) the deadline for elections to be made by holders of Common Stock and (b) two Business Days prior to the anticipated effective date of the Transaction. The provisions of this Section 7(H) and any equivalent thereof in any such securities similarly shall apply to successive Transactions. The Corporation shall not become a party to any Transaction unless its terms are consistent with the foregoing.
     (I) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series I Preferred Stock such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series I Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series I Preferred Stock.
     (J) The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series I Preferred Stock or the payment or partial payment of a dividend on Series I Preferred Stock in Common Stock shall be made without charge to the converting Holder or recipient of shares of Series I Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the Holders of the shares of Series I Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder of the shares of the relevant Series I Preferred Stock and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.
     (K) Upon any increase or decrease in the Conversion Rate, then, and in each such case, the Corporation promptly shall deliver, or cause to be delivered, to the Transfer Agent a certificate signed by an Officer, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Rate then in effect following such adjustment (which certificate shall, upon request, be made available by the Transfer Agent to any Holder or beneficial owner of Series I Preferred Stock).
     (L) Any Common Stock issued upon conversion of the Series I Preferred Stock shall be validly issued, fully paid and nonassessable. The Corporation shall use its reasonable best efforts to list the Common Stock required to be delivered upon conversion of the Series I Preferred Stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of such delivery.
     Section 8. Mandatory Conversion.
     (A) At any time on or after April 20, 2018, the Corporation shall have the right, at its option, to cause the Series I Preferred Stock, in whole but not in part, to be automatically converted into a number of shares of Common Stock for each share of Series I Preferred Stock equal to the Conversion Rate then in effect. The Corporation may exercise its right to cause a mandatory conversion pursuant to this Section 8(A) only if the Daily VWAP of the Common Stock equals or exceeds 130% of the then prevailing Conversion Price for at least 20 Trading Days in a period of 30 consecutive Trading Days, including the last Trading Day of such 30-day period, ending on the Trading Day prior to the Corporation’s issuance of a press release announcing the mandatory conversion as described in Section 8(B).
     (B) To exercise the mandatory conversion right described in Section 8(A), the Corporation must issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Corporation) prior to the opening of business on the first Trading Day following any date on which the conditions described in Section 8(A) are met, announcing such a mandatory conversion. The Corporation shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the Holders (not more than four Business Days after the date of the press release) of the mandatory conversion announcing the Corporation’s intention to convert the Series I Preferred Stock. In the event of a mandatory conversion, the applicable Conversion Date (the “Mandatory Conversion Date”) will be the date that is five Trading Days after the date on which the Corporation issues the press release described in this Section 8(B).
     (C) In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion described in Section 8(B) shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of Common Stock to be issued upon conversion of each share of Series I Preferred Stock; and (iii) that dividends on the Series I Preferred Stock to be converted will cease to accrue on the Mandatory Conversion Date.
     (D) On and after the Mandatory Conversion Date, dividends shall cease to accrue on the Series I Preferred Stock called for a mandatory conversion pursuant to Section 8(A) and all rights of the Holders of such Series I Preferred Stock shall terminate except for the right to receive the whole shares of Common Stock issuable upon conversion thereof. The dividend payment with respect to the Series I Preferred Stock called for a mandatory conversion pursuant to Section 8(A) on a date during the period between the close of business on any Dividend

Record Date to the close of business on the corresponding Dividend Payment Date shall be payable on such Dividend Payment Date to the Holder of such share on such Dividend Record Date if such share has been converted after such Dividend Record Date and prior to such Dividend Payment Date. Except as provided in the immediately preceding sentence, no payment or adjustment will be made upon mandatory conversion of any shares of Series I Preferred Stock for Accumulated Dividends or Accrued Dividends or for dividends with respect to the Common Stock issued upon such conversion.
     (E) The Corporation may not authorize or give notice of any mandatory conversion pursuant to Section 8(A) unless, prior to giving the conversion notice, all Accumulated Dividends on the Series I Preferred Stock for all quarterly dividend periods ending on or prior to the date on which it gives such notice shall have been paid.
     (F) In addition to the mandatory conversion right described in Section 8(A), if there are fewer than 1,250,000 shares of Series I Preferred Stock outstanding, the Corporation shall have the right, at any time on or after April 20, 2018 at its option, to cause all outstanding shares of Series I Preferred Stock to be automatically converted into that number of whole shares of Common Stock equal to the greater of (i) the then prevailing Conversion Rate and (ii) the Liquidation Preference divided by the Market Value of the Common Stock as determined on the second Trading Day immediately prior to the Mandatory Conversion Date. The provisions of clauses (B) (other than the requirements relating to the conditions in Section 8(A)), (C), (D) and (E) of this Section 8 shall apply to any mandatory conversion pursuant to this clause (F); provided, however, that (a) the Mandatory Conversion Date described in Section 8(B) shall not be less than 15 calendar days nor more than 30 calendar days after the date on which the Corporation issues a press release pursuant to Section 8(B) announcing such mandatory conversion and (b) the press release and notice of mandatory conversion described in Section 8(C) need not state the number of shares of Common Stock to be issued upon conversion of each share of Series I Preferred Stock.
     Section 9. Redemption and Retirement. The Series I Preferred Stock shall not be redeemable by the Corporation. Subject to applicable law, the Corporation may purchase shares of Series I Preferred Stock in the open market, by tender or by private agreement. Any shares of Series I Preferred Stock acquired by the Corporation will be retired and reclassified as authorized but unissued shares of the Preferred Stock, without designation as to class or series, and may thereafter be reissued as any class or series of the Preferred Stock.
     Section 10. Voting Rights.
     (A) The Holders of the Series I Preferred Stock shall not have any relative, participating, optional or other voting rights except as set forth in this Section 10 or as otherwise required by law.
     (B) Whenever dividends on the Series I Preferred Stock shall be in arrears for six or more quarterly periods, whether or not consecutive, the number of directors then constituting the Board will increase by two (if not already increased by reason of a similar arrearage with respect to any Parity Voting Preferred) and the Holders (voting separately as a class with holders of all Parity Voting Preferred) will be entitled to vote for the election of a total of two additional directors of the Corporation (the “Preferred Stock Directors”) at a special meeting called by the Holders of at least 25% of the Series I Preferred Stock or by holders of any such other series of Parity Voting Preferred (unless such request is received less than 90 days before the date fixed for the next annual meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on the Series I Preferred Stock for the past dividend periods and the dividend for the then current dividend period either have been fully paid or have been declared and a sum sufficient for the payment thereof set aside for payment. The voting rights set forth in this Section 10(B) and the terms of the Preferred Stock Directors will continue until such time as the dividend arrearage on the Series I Preferred Stock has been paid in full and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. Upon the termination of such voting rights, the term of office for any Preferred Stock Directors will terminate and the size of the Board will decrease accordingly. The voting rights provided by this Section 10(B) will re-vest in the event that dividends on any Series I Preferred Stock are once again in arrears for six or more quarterly dividends (whether or not consecutive).
     (C) The Preferred Stock Directors will be elected by a plurality of the votes cast in the election for a one-year term, and each Preferred Stock Director will serve until his or her successor is duly elected and qualifies or until the director’s right to hold the office terminates, whichever occurs earlier. If there is a vacancy in the office of a Preferred Stock Director, then the vacancy may only be filled by a vote of the Holders of the outstanding shares of Series I Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Voting Preferred). Each Preferred Stock Director will be entitled to one vote (two votes in the aggregate for the Preferred Stock Directors) on any matter with respect to which the Board votes.
     (D) Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the Holders of a majority of the outstanding shares of Series I Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Voting Preferred).
     (E) So long as any shares of Series I Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the Holders of at least two-thirds of the shares of Series I Preferred Stock outstanding at the time given in person or by proxy at a meeting (such Series I Preferred Stock voting separately as a class) (i) authorize, create or issue, or increase the authorized or issued amount of, any Senior Stock, or reclassify any authorized stock of the Corporation into Senior Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any Senior Stock or (ii) repeal, amend, or otherwise change any provisions of the Certificate of Designation or the Certificate of Incorporation in any manner (whether by merger, consolidation or otherwise) that adversely affects the powers, preferences, or other special rights or privileges of the Series I Preferred Stock or its Holders; provided, however, that increases in the amount of the authorized Preferred Stock, the creation or issuance of other series of Parity Stock or Junior Stock, or any increase in the amount of authorized shares of Parity Stock or Junior Stock will not require the consent of the Holders of Series I Preferred Stock and shall not be deemed to adversely affect such powers, preferences, or other special rights or privileges.

     (F) Notwithstanding the provisions of Section 10(E), in the event of a merger or consolidation involving the Corporation, a sale of all or substantially all of the assets of the Corporation or of the Corporation and its subsidiaries on a consolidated basis or a statutory share exchange (any such transaction, an “Extraordinary Transaction”), so long as: (i) the Series I Preferred Stock remains outstanding following consummation of such Extraordinary Transaction with its terms materially unchanged, taking into account that, upon the occurrence of such an Extraordinary Transaction, the Corporation may not be the surviving entity (in which case, the Series I Preferred Stock may be converted into or exchanged for preferred stock of the surviving entity having terms materially the same as the Series I Preferred Stock) and, if applicable, with any changes to the terms of the Series I Preferred Stock required pursuant to and made in compliance with the provisions of Section 7(H) in connection with such Extraordinary Transaction and (ii) if such transaction also constitutes a Fundamental Change, the provisions of Section 11 are complied with in connection with such Extraordinary Transaction, then the occurrence of such Extraordinary Transaction shall not be deemed to adversely affect the powers, preferences, or other special rights or privileges of the Series I Preferred Stock or its Holders and in such case such Holders shall not have any voting rights with respect to the occurrence of such Extraordinary Transaction pursuant to Section 10(E)(ii).
     (G) In all cases in which the Holders shall be entitled to vote, each share of Series I Preferred Stock shall be entitled to one vote, unless the outstanding Parity Voting Preferred has similar vested and continuing voting rights, in which case the number of votes that each share of Series I Preferred Stock and any Parity Voting Preferred participating in the votes described above shall have shall be one vote for each $25.00 of liquidation preference.
     Section 11. Special Rights Upon a Fundamental Change.
     (A) The Corporation must give notice (a “Fundamental Change Notice”) of each Fundamental Change to all Holders, by the later of 20 Business Days prior to the anticipated Fundamental Change Effective Date (determined in good faith by the Board) of the Fundamental Change and the first public disclosure by the Corporation of the anticipated Fundamental Change. In addition, the Corporation must give notice announcing the Fundamental Change Effective Date and other matters specified pursuant to Section 12(E).
     (B) If a Holder converts its shares of Series I Preferred Stock at any time beginning at the opening of business on the Trading Day immediately following the Fundamental Change Effective Date in respect of such Fundamental Change and ending at the close of business on the 30th Trading Day immediately following such Fundamental Change Effective Date (the “Fundamental Change Expiration Date”), the Holder shall automatically receive, with respect to each converted share of Series I Preferred Stock, the greater of:
     (i) the sum of (a) a number of shares of Common Stock, as calculated pursuant to Section 7(A) and (b) the Make-Whole Premium, if any, pursuant to Section 12; and
     (ii) a number of shares of Common Stock equal to the lesser of (a) the Liquidation Preference divided by the Market Value of the Common Stock as of the Fundamental Change Effective Date and (B) 2.0305 (subject to adjustment in the same manner as the Conversion Rate pursuant to Section 7(D)).

     In addition to the number of shares of Common Stock issuable upon conversion of each share of Series I Preferred Stock at the option of the Holder on any Conversion Date during the period referred to in the previous sentence, each converting Holder will have the right to receive an amount equal to all Accumulated Dividends on such converted shares of Series I Preferred Stock, whether or not declared prior to that date, for all prior dividend periods ending on or prior to the Dividend Payment Date immediately preceding (or, if applicable, ending on) the Conversion Date (other than previously declared dividends on the Series I Preferred Stock payable to Holders of record as of a prior date), provided that the Corporation is then legally permitted to pay such dividends. The amount payable in respect of such dividends will be paid in cash.
     (C) In lieu of issuing the number of shares of Common Stock issuable upon conversion pursuant to Section 11(B), the Corporation may, at its option, make a cash payment equal to the Market Value determined for the period ending on the Fundamental Change Effective Date for each such share of Common Stock otherwise issuable upon conversion.
     (D) On or before the Fundamental Change Expiration Date, each Holder wishing to exercise its conversion right pursuant to this Section 11 shall comply with the procedures specified in Section 7(B).
     Section 12. Determination of the Make-Whole Premium.
     (A) Subject to the limitations and requirements of Section 11 and this Section 12, if a Holder elects to convert its shares of Series I Preferred Stock upon the occurrence of a Fundamental Change, the Conversion Rate will be increased by the number of shares set forth in the table below (the “Additional Shares” or “Make-Whole Premium”).
     (B) The Corporation shall only be required to deliver the Make-Whole Premium with respect to shares of Series I Preferred Stock surrendered for conversion from and after the opening of business on the Trading Day immediately following the Fundamental Change Effective Date of the Fundamental Change until the close of business on the 30th Trading Day following such Fundamental Change Effective Date.

     (C) The number of Additional Shares shall be determined by reference to the table below, based on the Fundamental Change Effective Date and the Stock Price.

Fundamental
Change	Stock price ($)
Effective Date	49.25	55.00	60.00	65.00	70.00	75.00	80.00	85.00	90.00	100.00	110.00	125.00	150.00	175.00	200.00
March 7, 2011	0.1692	0.1540	0.1241	0.1012	0.0834	0.0695	0.0584	0.0495	0.0422	0.0313	0.0237	0.0159	0.0084	0.0044	0.0022
April 15, 2012	0.1692	0.1316	0.1045	0.0840	0.0682	0.0559	0.0463	0.0386	0.0325	0.0234	0.0172	0.0110	0.0052	0.0021	0.0006
April 15, 2013	0.1692	0.1177	0.0925	0.0734	0.0589	0.0478	0.0391	0.0323	0.0269	0.0191	0.0139	0.0088	0.0040	0.0015	0.0003
April 15, 2014	0.1692	0.1071	0.0829	0.0647	0.0511	0.0407	0.0328	0.0267	0.0220	0.0153	0.0110	0.0069	0.0031	0.0011	0.0002
April 15, 2015	0.1692	0.0988	0.0749	0.0571	0.0439	0.0341	0.0268	0.0213	0.0172	0.0117	0.0083	0.0052	0.0023	0.0008	0.0001
April 15, 2016	0.1692	0.0925	0.0680	0.0499	0.0367	0.0271	0.0204	0.0156	0.0122	0.0080	0.0056	0.0035	0.0016	0.0005	0.0000
April 15, 2017	0.1692	0.0877	0.0618	0.0423	0.0282	0.0187	0.0125	0.0086	0.0062	0.0039	0.0028	0.0019	0.0009	0.0002	0.0000
April 20, 2018 and thereafter	0.1692	0.0857	0.0580	0.0351	0.0159	0.0022	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     (i) The Stock Prices set forth in the table, the Cap Price and the Floor Price shall be adjusted as of any date on which the Conversion Rate of the Series I Preferred Stock is adjusted pursuant to Section 7 by multiplying the applicable price in effect immediately before the adjustment by a fraction: (a) whose numerator is the Conversion Rate immediately before the adjustment; and (b) whose denominator is the adjusted Conversion Rate.
     (ii) In addition, the number of Additional Shares shall be adjusted at the same time, in the same manner in which, and for the same events for which, the Conversion Rate is adjusted pursuant to Section 7; provided, that in no event shall Additional Shares be issued pursuant to this Section 12 if, after giving effect thereto, the Conversion Rate would exceed 1.0152 (subject to adjustment as provided below, the “Cap Conversion Rate”). If an event occurs that requires an adjustment to the Conversion Rate as described in Section 7, the Cap Conversion Rate shall be adjusted concurrently and in the same manner in which the Conversion Rate is adjusted as described in Section 7.
     (D) The exact Stock Price and Fundamental Change Effective Date may not be set forth in the table in Section 12(C), in which case:
     (i) if the Stock Price is between two Stock Prices on the table or the Fundamental Change Effective Date is between two Fundamental Change Effective Dates on the table, the Make-Whole Premium shall be determined by straight-line interpolation between the Make-Whole Premium amounts set forth for the higher and lower Stock Prices and the two Fundamental Change Effective Dates, as applicable, based on a 365-day year;
     (ii) if the Stock Price is in excess of $200.00 per share (subject to adjustment as provided in Section 12(C), the “Cap Price”), no Make-Whole Premium will be paid; and
     (iii) if the Stock Price is less than $49.25 per share (subject to adjustment as provided in Section 12(C), the “Floor Price”), no Make-Whole Premium will be paid.

     (E) No later than the third Business Day after the occurrence of a Fundamental Change, the Corporation shall provide the Holders and the Transfer Agent with notice of the occurrence of the fundamental change, which such notice shall state:
     (i) the events constituting the Fundamental Change;
     (ii) the date of the Fundamental Change;
     (iii) the last date on which a Holder may convert shares of Series I Preferred Stock in connection with such Fundamental Change;
     (iv) the Conversion Rate and, if applicable, Make-Whole Premium and/or other consideration issuable upon conversions of shares of Series I Preferred Stock in connection with such Fundamental Change as contemplated by Section 11 and this Section 12;
     (v) whether the Corporation will issue Common Stock or cash upon conversion of shares of Series I Preferred Stock in connection with the Fundamental Change and whether any of the consideration issuable upon a conversion of shares of Series I Preferred Stock in connection with such Fundamental Change will consist of Reference Property (and, in such case, specifying such Reference Property);
     (vi) the name and address of the paying agent and the conversion agent; and
     (vii) the procedures that the Holder must follow to exercise the Fundamental Change conversion right.
     (F) Prior to the opening of business on the first Trading Day following any date on which the Corporation provides the notice specified in Section 12(E) to the Holders, the Corporation shall issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Corporation) or post notice on its website containing the information specified in Section 12(E).
     Section 13. Restrictions on Ownership and Transfer. The Series I Preferred Stock shall be subject to the restrictions on ownership and transfer set forth in Article VI of the By-laws. Any person that violates such restrictions in acquiring actual or constructive ownership of shares of Series I Preferred Stock is required to give notice thereof immediately to the Corporation and provide the Corporation with such other information as the Corporation may request in order to determine the effect of such acquisition on the Corporation’s status as a REIT. All certificates representing shares of the Series I Preferred Stock shall be marked with a legend sufficient under the laws of the State of Delaware to provide a purchaser of such shares with notice of the restrictions on transfer under Article VI of the By-laws. Nothing in Article VI of the By-laws shall preclude the settlement of any transactions entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that settlement of any transaction takes place shall not, however, negate the effect of any provision of Article VI of the By-laws, and any transferee, and the shares of capital stock transferred to such transferee in such a transaction, shall be subject to all of the provisions and limitations in Article VI of the By-laws.

     Section 14. No Fractional Shares. No fractional shares of Common Stock or securities representing fractional shares of Common Stock shall be issued upon conversion of the Series I Preferred Stock, whether voluntary or mandatory. Instead, the Corporation may elect to either make a cash payment to each Holder that would otherwise be entitled to a fractional share (based on the Daily VWAP of such fractional share determined as of the second Trading Day immediately prior to the payment thereof) or, in lieu of such cash payment, the number of shares of Common Stock to be issued to any particular Holder upon conversion or in respect of dividend payments shall be rounded up to the nearest whole share.
     Section 15. Certificates.
     (A) (i) Each Series I Preferred Stock certificate shall be substantially in the form set forth in Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate of Designation. The Series I Preferred Stock certificate may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage; provided that any such notation, legend or endorsement is in a form acceptable to the Corporation. Each Series I Preferred Stock certificate shall be dated the date of its countersignature and registration.
     (ii) The Series I Preferred Stock shall be issued initially in the form of one or more fully registered global certificates with the global securities legend set forth in Exhibit A hereto (the “Global Series I Preferred Stock”), which shall be deposited on behalf of the purchasers represented thereby with the Transfer Agent, as custodian for DTC (or with such other custodian as DTC may direct), and registered in the name of DTC or a nominee of DTC, duly executed by the Corporation and countersigned and registered by the Transfer Agent as hereinafter provided. The number of shares of Series I Preferred Stock represented by the Global Series I Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and DTC or its nominee as hereinafter provided.
     (iii) In the event the Global Series I Preferred Stock is deposited with or on behalf of DTC, the Corporation shall execute and the Transfer Agent shall countersign, register and deliver initially one or more Global Series I Preferred Stock certificates that (a) shall be registered in the name of DTC as depository for such Global Series I Preferred Stock or the nominee of DTC and (b) shall be delivered by the Transfer Agent to DTC or pursuant to DTC’s instructions or held by the Transfer Agent as custodian for DTC.
     (iv) Members of, or participants in, DTC shall have no rights under this Certificate of Designation with respect to any Global Series I Preferred Stock held on their behalf by DTC or by the Transfer Agent as the custodian of DTC or under such Global Series I Preferred Stock, and DTC may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Series I Preferred Stock for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its members or participants, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Series I Preferred Stock.

     (v) Except as provided in Section 15(C), owners of beneficial interests in Global Series I Preferred Stock will not be entitled to receive physical delivery of Series I Preferred Stock in fully registered certificated form (“Certificated Series I Preferred Stock”).
     (B) Two Officers shall sign any certificate representing the Series I Preferred Stock, on behalf of the Corporation, by manual or facsimile signature. If an Officer whose signature is on a Series I Preferred Stock certificate no longer holds that office at the time the Transfer Agent countersigns and registers the Series I Preferred Stock certificate, the Series I Preferred Stock certificate shall be valid nevertheless. A Series I Preferred Stock certificate shall not be valid until an authorized signatory of the Transfer Agent signs the Series I Preferred Stock certificate by manual signature. The signature shall be conclusive evidence that the Series I Preferred Stock certificate has been countersigned and registered under this Certificate of Designation. The Transfer Agent shall countersign, register and deliver certificates of Series I Preferred Stock for original issue upon a written order of the Corporation signed by two Officers or by an Officer and an Assistant Treasurer of the Corporation. Such order shall specify the number of shares of Series I Preferred Stock to be countersigned and registered and the date on which the original issue of the Series I Preferred Stock is to be countersigned and registered.
     The Transfer Agent may appoint a countersignature and registration agent reasonably acceptable to the Corporation to countersign and register the certificates for the Series I Preferred Stock. Unless limited by the terms of such appointment, a countersignature and registration agent may countersign and register certificates for the Series I Preferred Stock whenever the Transfer Agent may do so. Each reference in this Certificate of Designation to countersignature and registration by the Transfer Agent includes countersignature and registration by such agent. A countersignature and registration agent has the same rights as the Transfer Agent for service of notices and demands.
     (C) (i) When Certificated Series I Preferred Stock is presented to the Transfer Agent with a request to register the transfer of such Certificated Series I Preferred Stock or to exchange such Certificated Series I Preferred Stock for an equal number of shares of Certificated Series I Preferred Stock, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Certificated Series I Preferred Stock surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Corporation and the Transfer Agent, duly executed by the Holder thereof or its attorney duly authorized in writing.
     (ii) Certificated Series I Preferred Stock may not be exchanged for a beneficial interest in Global Series I Preferred Stock except upon satisfaction of the requirements set forth below. Upon receipt by the Transfer Agent of Certificated Series I Preferred Stock, duly endorsed or accompanied by appropriate instruments of transfer, in form reasonably satisfactory to the Corporation and the Transfer Agent, together with written instructions directing the Transfer Agent to make, or to direct DTC to make, an adjustment on its books and records with respect to such Global Series I Preferred Stock to reflect an increase in the number of shares of Series I Preferred Stock represented by the Global Series I Preferred Stock, then the Transfer Agent shall cancel such Certificated Series I Preferred Stock and cause, or direct DTC to cause, in accordance with the standing instructions and procedures existing between DTC and the

Transfer Agent, the number of shares of Series I Preferred Stock represented by the Global Series I Preferred Stock to be increased accordingly. If no Global Series I Preferred Stock is then outstanding, the Corporation shall issue and the Transfer Agent shall countersign and register, upon written order of the Corporation in the form of an Officers’ Certificate, a new Global Series I Preferred Stock certificate representing the appropriate number of shares.
     (iii) The transfer and exchange of Global Series I Preferred Stock or beneficial interests therein shall be effected through DTC, in accordance with this Certificate of Designation (including applicable restrictions on transfer set forth herein, if any) and the procedures of DTC therefor.
     (iv) Notwithstanding any other provisions of this Certificate of Designation (other than the provisions set forth in Section 15(C)(v)), shares of Global Series I Preferred Stock may not be transferred as a whole except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depository or a nominee of such successor depository.
     (v) If at any time:
(a) DTC notifies the Corporation that DTC is unwilling or unable to continue as depository for the Global Series I Preferred Stock and a successor depository for the Global Series I Preferred Stock is not appointed by the Corporation within 90 days after delivery of such notice;
(b) DTC ceases to be a clearing agency registered under the Exchange Act and a successor depository for the Global Series I Preferred Stock is not appointed by the Corporation within 90 days; or
(c) the Corporation, in its sole discretion, notifies the Transfer Agent in writing that it elects to cause the issuance of Certificated Series I Preferred Stock under this Certificate of Designation, then (and only then) persons having a beneficial interest in the Series I Preferred Stock may exchange such beneficial interest for Certificated Series I Preferred Stock representing the same number of shares of Series I Preferred Stock. In such event, upon receipt by the Transfer Agent of written instructions from the Corporation and written instructions (or such other form of instructions) as is customary for DTC from DTC or its nominee on behalf of any Person having a beneficial interest in Global Series I Preferred Stock, then, the Transfer Agent or DTC, at the direction of the Transfer Agent, shall cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of shares of Series I Preferred Stock represented by Global Series I Preferred Stock to be reduced on its books and records and, following such reduction, the Corporation shall execute and the Transfer Agent shall countersign, register and deliver to the transferee Certificated Series I Preferred Stock.
     Certificated Series I Preferred Stock issued in exchange for a beneficial interest in Global Series I Preferred Stock pursuant to this Section 15(C)(v) shall be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Transfer Agent. The Transfer Agent shall deliver such Certificated Series I Preferred Stock to the Persons in whose names such Series I Preferred Stock are so registered in accordance with the instructions of DTC.
     (vi) At such time as all beneficial interests in Global Series I Preferred Stock have either been exchanged for Certificated Series I Preferred Stock, converted or canceled, such Global Series I Preferred Stock shall be returned to DTC for cancelation or retained and canceled by the Transfer Agent. At any time prior to such cancelation, if any beneficial interest in Global Series I Preferred Stock is exchanged for Certificated Series I Preferred Stock, converted or canceled, the number of shares of Series I Preferred Stock represented by such Global Series I Preferred Stock shall be reduced and an adjustment shall be made on the books and records of the Transfer Agent with respect to such Global Series I Preferred Stock, by the Transfer Agent or DTC, to reflect such reduction.
(vii)	(a) To permit registrations of transfers and exchanges, the Corporation shall execute and the Transfer Agent shall countersign and register Certificated Series I Preferred Stock and Global Series I Preferred Stock as required pursuant to the provisions of this Section 15(C).
(b) All Certificated Series I Preferred Stock and Global Series I Preferred Stock issued upon any registration of transfer or exchange of Certificated Series I Preferred Stock or Global Series I Preferred Stock shall be the valid obligations of the Corporation, entitled to the same benefits under this Certificate of Designation as the Certificated Series I Preferred Stock or Global Series I Preferred Stock surrendered upon such registration of transfer or exchange.
(c) Prior to due presentment for registration of transfer of any shares of Series I Preferred Stock, the Transfer Agent and the Corporation may deem and treat the Person in whose name such shares of Series I Preferred Stock are registered as the absolute owner of such Series I Preferred Stock and neither the Transfer Agent nor the Corporation shall be affected by notice to the contrary.
(d) No service charge shall be made for any registration of transfer or exchange upon surrender of any Series I Preferred Stock certificate or Common Stock certificate at the office of the Transfer Agent maintained for that purpose. However, the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Series I Preferred Stock certificates or Common Stock certificates.
(viii)	(a) The Transfer Agent shall have no responsibility or obligation to any beneficial owner of Global Series I Preferred Stock, a member of or a participant in, DTC or any other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Series I Preferred Stock or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice or the payment of any amount, under or with respect to such Global Series I Preferred Stock. All notices and communications to be given to the

Holders of Series I Preferred Stock and all payments to be made to such Holders under the Series I Preferred Stock shall be given or made only to the Holders (which shall be DTC or its nominee in the case of the Global Series I Preferred Stock). The rights of beneficial owners in any Global Series I Preferred Stock shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Transfer Agent may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.
(b) The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Certificate of Designation or under applicable law with respect to any transfer of any interest in any Series I Preferred Stock (including any transfers between or among DTC participants, members or beneficial owners in any Global Series I Preferred Stock) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Certificate of Designation, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
     (D) If any of the Series I Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series I Preferred Stock certificate, or in lieu of and substitution for the Series I Preferred Stock certificate lost, stolen or destroyed, a new Series I Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series I Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series I Preferred Stock certificate and indemnity, if requested, reasonably satisfactory to the Corporation and the Transfer Agent.
     (E) Until definitive Series I Preferred Stock certificates are ready for delivery, the Corporation may prepare and the Transfer Agent shall countersign temporary Series I Preferred Stock certificates. Temporary Series I Preferred Stock certificates shall be substantially in the form of definitive Series I Preferred Stock certificates but may have variations that the Corporation considers appropriate for temporary Series I Preferred Stock certificates. Without unreasonable delay, the Corporation shall prepare and the Transfer Agent shall countersign definitive Series I Preferred Stock certificates and deliver them in exchange for temporary Series I Preferred Stock certificates.
     (F) The Transfer Agent and no one else shall cancel and destroy all Series I Preferred Stock certificates surrendered for transfer, exchange, replacement or cancelation and deliver a certificate of such destruction to the Corporation unless the Corporation directs the Transfer Agent to deliver canceled Series I Preferred Stock certificates to the Corporation.
     Section 16. Other Provisions.
     (A) Unless otherwise specified in this Certificate of Designation, all notices provided hereunder shall be given by first-class mail to each record Holder of shares of Series I Preferred

Stock at such Holder’s address as the same appears on the books of the Corporation. With respect to any notice to a Holder required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.
     (B) The shares of Series I Preferred Stock shall be issuable only in whole shares.
     (C) All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Notice to any Holder shall be given to the registered address set forth in the Corporation’s records for such Holder, or for the Global Series I Preferred Stock, to the Depository in accordance with its procedures.
     (D) Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay.
     (E) Holders of Series I Preferred Stock shall not be entitled to any preemptive rights to acquire additional capital stock of the Corporation.
     (F) Notwithstanding any provision herein to the contrary, the procedures for conversion and voting of shares of Series I Preferred Stock represented by Global Series I Preferred Stock will be governed by arrangements among DTC, its participants and persons that may hold beneficial interests through such participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in Global Series I Preferred Stock certificates may be subject to various policies and procedures adopted by DTC from time to time.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed this 4th of March, 2011.

HEALTH CARE REIT, INC.
By:
Name:
Title:

EXHIBIT A
FORM OF 6.50% SERIES I CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED
STOCK
[FACE OF CERTIFICATE]
6.50% SERIES I CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK PAR VALUE $1.00

CERTIFICATE
NUMBER	[•] SHARES
HEALTH CARE REIT, INC.
INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE
CUSIP NO. [•]
THIS CERTIFIES THAT
is the owner of
FULLY PAID AND NON-ASSESSABLE SHARES OF THE
6.50% SERIES I CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK,
$1.00 PAR VALUE PER SHARE AND WITH A LIQUIDATION
PREFERENCE OF $50.00 PER SHARE, OF HEALTH CARE REIT, INC.
transferable on the books of the Corporation by the holder hereof in person, or by duly authorized attorney, upon surrender of this certificate properly endorsed. This Certificate is not valid unless countersigned and registered by the Transfer Agent.
[THIS CERTIFICATE IS IN GLOBAL FORM AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST CORPORATION (“DTC”) OR A NOMINEE THEREOF. THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE CORPORATION OR THE TRANSFER AGENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS

REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[1]	Remove if not a global security.

WITNESS the facsimile signatures of the duly authorized officers of the Corporation.

[Officer Signature] [Officer Title]	DATED
[Officer Name]

[Officer Signature] [Officer Title]
[Officer Name]

COUNTERSIGNED AND REGISTERED
MELLON INVESTOR SERVICES LLC
TRANSFER AGENT AND REGISTRAR

By:

AUTHORIZED SIGNATURE

[REVERSE OF CERTIFICATE]
HEALTH CARE REIT, INC.
THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE ISSUED AND SHALL BE HELD SUBJECT TO ALL PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE CORPORATION, AND THE AMENDMENTS FROM TIME TO TIME MADE TO EACH, TO ALL OF WHICH THE HOLDER BY ACCEPTANCE HEREOF ASSENTS. THE CERTIFICATE OF INCORPORATION OF THE CORPORATION AND THE AMENDMENTS THERETO, INCLUDING THE CERTIFICATES OF DESIGNATION FOR PREFERRED STOCK OF THE CORPORATION, SET FORTH THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER RIGHTS OF THE SHARES OF EACH CLASS OF SHARES (AND ANY SERIES THEREOF) AUTHORIZED TO BE ISSUED BY THE CORPORATION, AND ALSO SET FORTH THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. THE CORPORATION WILL FURNISH TO EACH STOCKHOLDER, WITHOUT CHARGE UPON WRITTEN REQUEST, A COPY OF THE FULL TEXT OF THE CERTIFICATE OF INCORPORATION, BY-LAWS AND CERTIFICATES OF DESIGNATION.
THE BY-LAWS OF THE CORPORATION AND THE CERTIFICATE OF DESIGNATION FOR THE SERIES I PREFERRED STOCK EACH SET FORTH CERTAIN RESTRICTIONS ON THE TRANSFER AND OWNERSHIP OF THE SHARES REPRESENTED HEREBY FOR THE PURPOSE OF ASSISTING THE CORPORATION IN MAINTAINING ITS STATUS AS A REAL ESTATE INVESTMENT TRUST (“REIT”). THE CORPORATION MAY REFUSE TO TRANSFER ANY SHARES IF SUCH TRANSFER WOULD OR MIGHT DISQUALIFY THE CORPORATION AS A REIT. FURTHER, THE BY-LAWS PROVIDE THAT NO PERSON MAY ACQUIRE MORE THAN 9.8% OF THE OUTSTANDING SHARES OF THE CORPORATION’S COMMON STOCK OR SHARES OF ANY CLASS OF THE CORPORATION’S CAPITAL STOCK WITH AN AGGREGATE MARKET VALUE EXCEEDING 9.8% OF THE AGGREGATE MARKET VALUE OF ALL OUTSTANDING SHARES OF ALL CLASSES OF THE CORPORATION’S CAPITAL STOCK.
The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to the applicable laws or regulations:

TEN COM	—as tenants in common

TEN ENT	—as tenants by the entireties

JT TEN	—as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT	—___________Custodian __________under the
        (Cust)                                  (Minor)
Uniform Gifts to Minors Act__________
(State)
UNIF TRF MIN ACT —___________Custodian (until age___)___________
      (Cust)                                               (Minor)

under the Uniform Transfers to Minors Act_________
(State)
Additional abbreviations may also be used though not in the above list.
THE SHARES OF 6.50% SERIES I CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK, $1.00 PAR VALUE PER SHARE AND WITH A LIQUIDATION PREFERENCE OF $50.00 PER SHARE (THE “SERIES I PREFERRED STOCK”), HAVE THE POWERS, DESIGNATIONS, PREFERENCES, AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS AS PROVIDED IN THE CERTIFICATE OF DESIGNATION RELATING TO THE SERIES I PREFERRED STOCK (THE “CERTIFICATE OF DESIGNATION”), IN ADDITION TO THOSE SET FORTH IN THE CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE CORPORATION.
EACH HOLDER SHALL HAVE THE RIGHT, AT SUCH HOLDER’S OPTION, AT ANY TIME, TO CONVERT ALL OR ANY PORTION OF SUCH HOLDER’S SERIES I PREFERRED STOCK INTO SHARES OF COMMON STOCK, $1.00 PAR VALUE PER SHARE, OF THE CORPORATION (“COMMON STOCK”), AS PROVIDED IN THE CERTIFICATE OF DESIGNATION. ON OR AFTER APRIL 20, 2018, THE CORPORATION MAY, AT ITS OPTION, AT ANY TIME OR FROM TIME TO TIME, CAUSE ALL OF THE SERIES I PREFERRED STOCK TO BE CONVERTED INTO SHARES OF COMMON STOCK, SUBJECT TO CERTAIN CONDITIONS AS PROVIDED IN THE CERTIFICATE OF DESIGNATION. THE PRECEDING DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CERTIFICATE OF DESIGNATION, AND THE CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE CORPORATION.
For value received, ________________ hereby sell(s), assign(s) and transfer(s) unto ________________
PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE.
(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE, OF ASSIGNEE)
__________ shares represented by the within Certificate, and does hereby irrevocably constitute and appoint
_________Attorney to transfer the said shares on the books of the within-named Corporation with full power of substitution in the premises.
Dated: _______________ 20_____
Signature
Signature

Notice: Signature to this assignment must correspond with the name as written upon the face of the certificate, in every particular, without alteration or enlargement or any change whatever.
Signature(s) Guaranteed: Medallion Guarantee Stamp
THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (Banks, Stockbrokers, Savings and Loan Associations and Credit Unions) WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO SEC RULE 17Ad-15.

EXHIBIT B
NOTICE OF CONVERSION
(To be Executed by the Holder
in order to Convert the Series I Preferred Stock)
The undersigned hereby irrevocably elects to convert (the “Conversion”) shares of 6.50% Series I Cumulative Convertible Perpetual Preferred Stock (the “Series I Preferred Stock”) of Health Care REIT, Inc. (the “Corporation”), represented by share certificate no.(s) ________________________________ (the “Series I Preferred Stock Certificates”), into shares of common stock, par value $1.00 per share of the Corporation (“Common Stock”) according to the conditions of the Certificate of Designation of the Series I Preferred Stock (the “Certificate of Designation”), as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith the Series I Preferred Stock Certificates. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Series I Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).
Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designation.
Date of Conversion:
Applicable Conversion Rate:
Number of shares of Series I Preferred Stock to be converted:
Number of shares of Common Stock to be issued:2
Signature:
Name:
Address:3
Fax No.:

[2]	Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or its Transfer Agent.

[3]	Address to which shares of Common Stock and any other payments or certificates shall be sent by the Corporation.

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